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                                [LETTERHEAD]


For Immediate Release:

                 STEINWAY TO ACQUIRE UNITED MUSICAL INSTRUMENTS

WALTHAM, MA - July 21, 2000 - Steinway Musical Instruments, Inc. (NYSE: LVB) today announced that it has signed an agreement to acquire United Musical Instruments Holdings, Inc. ("UMI"), one of the largest manufacturers of band instruments in the United States. UMI sells band instruments under the Armstrong, Artley, Benge, Conn and King brand names, as well as Scherl & Roth, Hermann Beyer and Otto Bruckner stringed instruments. The company has manufacturing facilities in Ohio, Arizona and Indiana and employs over 700 people. UMI expects revenue to exceed $70 million this year.

The purchase price, including the assumption of debt, will be approximately $85 million. The transaction, which is subject to regulatory approval, is expected to close sometime during the third quarter. The acquisition is expected to be accretive to cash earnings in 2001.

"With the acquisition of UMI, Steinway is taking another significant step to strengthen and expand its product line," commented Dana D. Messina, Chief Executive Officer. "This transaction will further Steinway's strategy of acquiring the finest musical instrument companies in the industry. We believe that the UMI, Steinway & Sons and Selmer businesses represent the highest quality musical instrument manufacturers in the world. With these established businesses we will be able to create and deliver the most comprehensive programs and products for the professional, hobbyist and school music market. In addition, we are extremely well positioned to capitalize on the favorable demographic trends affecting the growth of the band and orchestral instrument market. I am convinced we can accelerate our growth in revenue and earnings, especially in international markets, with this acquisition. We are also extremely pleased that UMI's senior management team will remain in place following the acquisition."

Bernhard Muskantor, Chairman of UMI, commented, "It was critically important for me that the sale insure the future success of UMI. I am thrilled to have UMI become part of Steinway Musical Instruments, the world's leading musical instrument manufacturer. UMI has been making band instruments for 125 years. Steinway will be strengthened by our manufacturing technologies, market strategies, distribution practices and strong music education presence through a worldwide dealer network. I plan to remain involved to whatever extent necessary to insure the successful transition to the new ownership. I am confident that UMI is now positioned to flourish well into the 21st century."

Steinway Musical Instruments, Inc. through its Steinway and Selmer subsidiaries is one of the world's leading manufacturers of musical instruments. Its products include Steinway & Sons and Boston pianos, Selmer saxophones, Bach trumpets and Ludwig drums. Additional information can be obtained by visiting our web site: www.steinwaymusical.com.

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"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995

This release contains "forward-looking statements" which represent the Company's present expectations or beliefs concerning future events. The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties, including, but not limited to, changes in general economic conditions, increased competition, exchange rate fluctuations, and the availability of production capacity which could cause actual results to differ materially from those indicated herein. Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission.

Contact:  Steinway Musical Instruments, Inc.
          Julie Theriault
          Phone: (781) 894-9770
          ir@steinwaymusical.com